Exhibit 4.6

INTERNATIONAL LEASE FINANCE CORPORATION

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 20, 2010

to the

INDENTURE

Dated as of August 1, 2006

This FIRST SUPPLEMENTAL INDENTURE, dated as of August 20, 2010 (this “Supplemental Indenture”) from International Lease Finance Corporation, a corporation duly organized and existing under the laws of the State of California (herein called the “Company”) to Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (herein called the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of August 1, 2006 (the “Indenture”), providing for the issuance from time to time of its debt securities (herein called the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, the Company has authorized the issuance of $500,000,000 aggregate principal amount of Senior Notes due 2017 (the “2017 Notes”) pursuant to an Officer’s Certificate under Section 301 of the Indenture;

WHEREAS, Section 901(5) of the Indenture provides that without the consent of the Holders, the Company and the Trustee may add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, subject to certain requirements;

WHEREAS, pursuant to Section 901(5) of the Indenture, the Company and the Trustee wish to amend the Indenture solely with respect to certain provisions of the 2017 Notes and no other series of Securities issued under the Indenture; and

WHEREAS, all conditions precedent provided for in Section 901 of the Indenture with respect to the execution of this Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Trustee agree as follows:

1.     Definitions.  All capitalized terms used herein and not defined shall have the meanings set forth in the Indenture.

2.     Amendment of Section 506 of the Indenture.  The Indenture, solely with respect to the 2017 Notes, is hereby supplemented by adding the words “and property” after “Any money” in the first sentence of Section 506, deleting the period at the end of Section 506, replacing such period with “; and,” and adding the following:

“THIRD: If any funds shall be left remaining, to the Company.”

3.     Amendment of Section 703 of the Indenture.  The Indenture, solely with respect to the 2017 Notes, is hereby supplemented by replacing all references to “May” in Section 703(1) with “March”.

4.     Amendment of Section 704 of the Indenture.  The Indenture, solely with respect to the 2017 Notes, is hereby supplemented by replacing the introductory phrase to Section 704(1) “deliver to the Trustee, within 15 days after the Company files” with “deliver to the Trustee, within 15 days after the Company is required to file,” and replacing the introductory phrase to Section 704(4) “furnish to the Trustee, no less often than annually” with “furnish to the Trustee, within 120 days of the end of each fiscal year of the Company”.

5.     Amendment of Section 902 of the Indenture.  The Indenture, solely with respect to the 2017 Notes, is hereby supplemented by adding to the end of Section 902(2) “amend, change or modify any provision of this Indenture affecting the ranking of any Outstanding Security in a manner adverse to the Holders of each Outstanding Security affected thereby, or”.

6.     Ratification.  Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

7.     Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act or which is automatically deemed included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or automatically included provision shall control.

8.     Separability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.     Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

10.  Benefits of this Supplemental Indenture.  Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Supplemental Indenture and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

11.  Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

12.  Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles (except Sections 5-1401 and 5-1402 of the New York General Obligations Law).

13.   Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

INTERNATIONAL LEASE FINANCE CORPORATION

		By:	/s/ Frederick S. Cromer
		Name:	Frederick S. Cromer
		Title:	Chief Financial Officer

Attest:

By:	/s/ Brian M. Monkarsh
Name:	Brian M. Monkarsh
Title:	Senior Vice President, General Counsel and Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

		By:	/s/ Kenneth R. Ring
		Name:	Kenneth R. Ring
		Title:	Vice President

		By:	/s/ Irina Golovashchuk
		Name:	Irina Golovashchuk
		Title:	Assistant Vice President

Attest:

By:	/s/ Jeffrey Schoenfeld
Name:	Jeffrey Schoenfeld
Title:	Associate